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Exhibit 4.17.

CALL OPTION WAIVER AGREEMENT

        This Call Option Waiver Agreement ("Agreement") is made on the 10. December, 2003.

        between

        Matáv Rt., Hungarian Telecommunications Company Limited a company duly incorporated and organised under the laws of Hungary, having its principal office at 55. Krisztina krt. Budapest, 1013, Hungary, hereinafter referred as Matáv

        and

        COSMOTELCO ADDED VALUE SERVICES S.A., a company duly incorporated and organised under the laws of Greece, having its principal office at 47. Ag. Konstantinou Str., Maroussi, Attica, Greece; hereinafter referred as COSMOTELCO

        All capitalized terms not defined in this Agreement shall have the meaning given to it in the Agreement between Matáv Rt. and CosmoTelco on 7 February 2002.

        WHEREAS:

        Pursuant to the provisions of the Subscription and Shareholders' Deed (the "Deed") relating to Stonebridge Communications AD Skopje ("Stonebridge") dated 14 December 2000 as amended by the First Supplemental Deed dated 10 January 2001, the Second Supplemental Deed dated 8 February 2001 and the Third Supplemental Deed dated 10 May, 2001 now between Stonebridge, Telemacedonia AD Skopje, Matáv, CosmoTelco and SEEF Holdings Limited, CosmoTelco

  •
  owns 5,078,557 pieces of shares in Stonebridge ("Shares") representing, in aggregate, 7.4464% of the total share capital of Stonebridge; in addition, pursuant to Clause 15.5 of the Deed, and CosmoTelco was the holder of a call option (the "Option") granted by Matáv in respect of Shares representing 21.5536% of the total issued share capital of Stonebridge.

  •
  Matáv and CosmoTelco concluded an agreement on 7. February 2002., agreeing in a waiver of 11.5536% of CosmoTelco's call option from the whole 21.5536% regarding the Stonebridge shares.

  •
  Matáv and CosmoTelco extended several times the call option right for the remaining 10% of Stonebridge shares (the "Remaining Option").

        Under the terms of this Agreement the Parties wish to express their agreement in respect of the waiver by CosmoTelco to exercise its Remaining Option, and the termination of all rights that CosmoTelco has had in respect of the Remaining Option.

        IT IS AGREED AS FOLLOWS:

        1.     The expiry date of the last extension regarding the Remaining Option was on 30. November 2003, therefore Parties agreed on 28. November 2003. on the final and irrevocable termination of all kinds of call option possibility (the "Option Termination") regarding the Stonebridge shares. CosmoTelco hereby irrevocably and finally waives its rights to exercise the Remaining Option before its final expiry date. In addition, CosmoTelco undertakes to procure that

  •
  neither Banco Comercial Portugues ("BCP") nor its wholly owned subsidiary shall exercise any rights that they might have in relation to the Remaining Option under the terms of the Deed,

  •
  nor DEMCO Investment and Commercial SA or any of their respective Affiliates (as such term is defined in the Deed) and in no event any other person shall raise any claims regarding the Option or the Remaining Option towards Matáv or any of its parent companies or its affiliates. Parties agree that any action by CosmoTelco, BCP or DEMCO Investment and Commercial SA and its any parent companies and its affiliates to the contrary of this undertaking shall, for the purposes of this Agreement, be regarded as a breach by CosmoTelco. Breach of the undertaking by CosmoTelco, BCP or DEMCO Investment and Commercial SA and its wholly owned subsidiary shall immediately release Matáv from its duties under this Agreement.

        2.     As a further consideration of the waiver made by CosmoTelco in Clause 1 above, Matáv agrees to pay to CosmoTelco EUR 2,500,000 (two million and five hundred thousand Euros) in one installment. This installment will be payable as soon as practicable following the signing of this Agreement, within forty-five calendar days from the date of this Agreement. Payment shall made in immediately available funds, in Euros, by wire transfer to the account of CosmoTelco designated by it in writing for that purpose.

        3.     Each party hereto undertakes that, without the prior written consent of the other parties hereto, or unless it is required by law, it will not divulge to any person other than its respective strategic owner, the objects of this Agreement or any information related to the contents of this Agreement. This undertaking of confidentiality is also binding for the parties' respective agents, employees and advisors.

        4.     This Agreement shall be governed by and be construed in accordance with Hungarian law. All disputes, which may arise under or in relation to this Agreement, or the breach thereof, shall be finally and irrevocably settled by relevant Hungarian Court.

        IN WITNESS WHEREOF, the Parties hereto have caused this Call Option Waiver Agreement to be duly executed as a deed on the date written above.

EXECUTED as a DEED by Matáv Rt., HUNGARIAN TELECOMMUNICATIONS COMPANY LIMITED.

Elek STRAUB
Chief Executive Officer

András BALOGH
Chief Strategy and International Officer
EXECUTED as a DEED by COSMOTELCO ADDED VALUE SERVICES S.A.

Nicos STAVRIDIS
the Chairman of the Board of Directors

Mihail KEFALOYANNIS
Managing Director

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CALL OPTION WAIVER AGREEMENT